Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JUNE SALES

--Comparable Store Sales Increase 1.4%--

HOUSTON, TX, July 12, 2007 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five-week June period beginning June 3, 2007 and ending July 7, 2007 increased 9.9% to $133.4 million from $121.4 million in the prior year five-week period beginning May 28, 2006 and ending July 1, 2006.  The Company noted that the reported prior year sales results exclude inventory liquidation sales of $12.0 million generated last June by the acquired B.C. Moore stores prior to their conversion to Peebles stores.  Comparable store sales increased 1.4% versus an increase of 3.5% last year.

The Company’s best performing categories during the month were dresses and cosmetics with increases of 17.6% and 14.3%, respectively.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Considering the challenges brought on by the heavy rainfall in our southwestern markets, we are generally pleased to have accomplished this comparable store increase for the month.”

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase	(Decrease)	($ in Millions)
Fiscal Period	2007	2006	2007	2006
1st Quarter	0.1%	3.2%	$358.2	$343.5
May	1.7	4.0	116.6	116.1
June	1.4	3.5	133.4	133.4
2nd Qtr-To-Date	1.5	3.7	250.0	249.5
Year-To-Date (5 Mos)	0.7	3.4	608.2	593.0

--more—

Stage Stores Reports June Sales
Page – 2

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 666 stores located in 33 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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